                    SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and general Release (the "Agreement") is entered into this 16th day of March, 1998, between Geoworks Corporation, a Delaware corporation ("Company") and David Edward John Crisp ("Employee").

WHEREAS, Company and Employee desire to resolve any and all claims, demands, rights or actions, arising out of or in connection with Employee's employment or separation from employment with Company, whether legal, equitable, contractual, statutory (federal, state, or local) or otherwise without litigation.

IN CONSIDERATION OF THE MUTUAL AGREEMENTS AND COVENANTS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Employee shall resign from the office of Vice President, Marketing and Business Development, which resignation shall be deemed effective as of March 16, 1998 ("Resignation Date"). Employee will continue as an employee of the company through November 16, 1998 ("Termination Date"). No further PTO will be accrued during the period between Resignation Date and Termination Date.

2. Company shall pay Employee the sum of one hundred twenty thousand dollars ($120,000.00) ("Settlement Sum") to be paid on a semi-monthly basis. Said payments shall be less withholdings required by law. Federal and state withholding taxes on income, state disability insurance, FUTA and FICA contributions will continue to be withheld on the same basis currently in effect, subject to any changes in governmental regulations or general company policy which may require adjustment to the current amounts. Payment of the settlement sum shall be subject to and on condition that, as of the date of each payment, Employee is in compliance with all material terms of this agreement.

3. The Company agrees to reimburse Employee for costs associated with one scheduled trip to the UK in connection with on-going negotiations with the Inland Revenue regarding the sale of Eden, Ltd. Such costs will be limited to airfare, lodging and other transportation for a period of not more than three days. The Company will continue to engage Ernst & Young in the effort to successfully negotiate with the Inland Revenue. Lastly, Company will provide Employee with Ernst & Young services relating to the satisfactory resolution of hi 1997 income tax returns.

4. The Company hereby covenants and agrees to use its best efforts to assist, to the extent permitted by law, Employee in his effort to obtain an immigration status that allows Employee and family lawfully to continue to reside and work in the United States. Said assistance shall include, but not be limited to, paying for the services of an immigration lawyer to assist Employee. In addition, Company representatives will refer to Employee as the Vice President of Strategic Relationships (unofficial position) when dealing with immigration issues. Lastly, the Company will continue the employee on the payroll after the Termination Date (without any other benefits afforded by this Agreement) at a pay rate of $1 per pay period, through May 30, 1999, should immigration issues not be resolved by the Termination Date.

5. The Company agrees to reimburse Employee for relocation and tuition expenses, as previously agreed upon between the parties and as set forth in the Geoworks Employment Agreement ("Employment Agreement") executed by Employee on July 3, 1997. Moreover, the Company agrees to reimburse to Employee an amount sufficient to ensure that Employee shall not suffer an actual loss after the taxes. For those reimbursed expenses during 1997 as defined within (a) below, said amount shall be calculated by using the 1997 tax rate actually paid by Employee: 36% federal; 9.3% California; 1.45% FICA. For those reimbursed expense during 1998 as defined within (b) below, said amount shall be calculated by using rates equal to 32.7% federal; 9.3% California; and 1.45% FICA (total marginal tax rate of 43.45%).

        (a) Reimbursements made to Employee in 1997 for relocation from the United Kingdom to the United States in the total amount of twenty nine thousand twenty eight dollars and fifty nine cents ($29,028.59) and reimbursed tuition fees totaling nineteen thousand two hundred seven dollars

            ($19,207.00). Said reimbursement shall be made no later than ten
            (10) working days after the execution of the Agreement.

        (b) All unclaimed tuition fees for the current 1997-1998 academic year. Said reimbursement shall be made no later than ten (10) working days after submission of the claimed expenses by Employee.

6. If, at any time during the period between Resignation Date and Termination Date, Employee and family decide to move back to the United Kingdom, Company will reimburse Employee for costs incurred which are directly associated to the transportation of Employee, his family, and their belongings.

7. Employee agrees to cooperate with Company as necessary, to provide information known to Employee concerning the operations of Company and Company's customers, and to provide an orderly transition with respect to Employee's work in progress.

8. Employee's stock options shall continue to vest up to and including the Resignation Date, in accordance with the terms of the Stock Option Agreements between Company and Employee. Said options may be exercised by Employee within ninety (90) days of Termination Date.

9. As of the Termination Date, Company shall provide Employee (and eligible dependents) with COBRA benefits as required by law, until the earlier of (i) May 30, 2000; or (ii) the date on which Company's statutory obligation to provide Employee COBRA benefits terminates. So long as Company is providing COBRA benefits, Employee shall provide Company advance written notice of (i) the effective date of any subsequent employment; and (ii) the effective date of coverage under any applicable benefit plan with such employer.

10. Employee and Company agree that the terms of this Agreement will be held in confidence by both parties except to the extent that disclosures may be required by government regulations or judicial process. Company will refrain from making disparaging statements regarding Employee. Employee agrees that he shall refrain from making disparaging statements regarding Company, its products, personnel or operations and that he shall characterize the reason for his departure as "resignation". Likewise, management and the Board of Directors shall characterize Employee's departure as a voluntary resignation when addressing Company employees, industry participants and others.

11. Employee agrees that, during the course of his employment, he has had access to certain trade secrets and confidential and proprietary information of Company. Employee agrees that he shall neither use nor disclose, either for his own benefit or the benefit of any other person or entity other than Company, any information which can be properly characterized as a trade secret or confidential and proprietary information of Company including, without limitation, customer lists, knowledge of the status of certain transactions, development plans or schedules and any information concerning the financial status of Company. Employee acknowledges his continuing obligations under the terms of Employee's Invention Assignment, Proprietary Information and Nondisclosure Agreement.

12. Employee shall return to Company all property of Company including, but not limited to, all equipment, tangible proprietary information, documents, books, records, reports, contracts, lists, computer disks or any other computer generated files or data, or copies thereof, created on any medium, prepared or obtained by Employee in the course of, or incident to, his employment with Company no later than ten (10) working days after the execution of this agreement. The above notwithstanding, Employee may retain use of Toshiba laptop computer provided to him by Company until May 30, 1998 Employee may purchase the Toshiba laptop computer currently in his use, from Company, for two thousand dollars ($2,000.00).

13. During the period between Resignation Date and Termination Date, Employee and his eligible dependents will continue to receive medical, dental, and vision benefits as provided previously. Employee will also continue to have short-term disability, long-term disability, life insurance, accidental death insurance, and he will be eligible to participate in the 401(k) and Employee Stock Purchase Plan. Employee may continue to use his voice mail box and e-mail account for eight (8) months from Resignation Date.

14. Release. The Parties and their representatives, heirs, successors and assigns do hereby irrevocably and unconditionally release and forever discharge each other and each and all of their affiliates, and their present and former shareholders, officers, directors, agents, employees, attorneys, successors and assigns (collectively, "Released Parties") from all claims, rights, demands, actions, obligations and causes of action of every kind and character, known and unknown, mature or unmatured, which Employee and Company may now have or has ever had, whether based on tort, contract (express or implied), or any federal, state, or local law, statute or regulation (collectively, "Release Claims"). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, as well as any claim asserting wrongful termination, breach of contract, breach of covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy and claims related to disability. Released Claims shall also include, but not be limited to, claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance or any other benefit. The Parties likewise release Released Parties from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise to the extent provided by law.

15. Section 1542 Waiver. The parties understand and agree that Released Claims include not only claims presently known to them, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of Released Claims as described in paragraph 14. The Parties further understand that they may hereafter discover facts different from what they now believe to be true, which if known, could have materially affected this Agreement, but they nevertheless waive any claims or rights based on different or additional facts. The parties knowingly and voluntarily waives any and all rights or benefits that they may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

16. Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Company or Employee. The liability for any and all claims is expressly denied by both parties.

17. Age Discrimination Claims. Employee understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under Age Discrimination in Employment Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one
(21) days prior to the execution of the Agreement. Employee may revoke this Agreement (by written notice to Company) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable upon the expiration of this revocation period without prior revocation by Employee.

18. Arbitration. All claims that Employee may have against Company or any other Released Party, or that Company may have against Employee, in any way related to the interpretation or enforcement of this Agreement ("Arbitrable Claims") shall be resolved by arbitration to the extent permitted by law. Arbitration shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended, and as augmented by this Agreement. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

19. Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission, two (2) days after deposit with a nationally recognized overnight courier service, or three (3) business days after deposit in the United States mail, postage prepaid, certified, or registered and addressed to Company or Employee at the corresponding address or fax number (if any) below. Employee shall be obligated to notify Company in writing of any change of his address. Notice of change of address shall be effective only when done in accordance with this Section.

Company's Notice Address:

        Geoworks
        960 Atlantic Avenue
        Alameda, CA  94501

        Fax number: 510-814-4253


Employee's Notice Address:

        David Crisp
        86 St. Thomas Way
        Tiburon, CA  94920

        Fax number:  415-789-0874



20. Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Employee, Company or other Released Party on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Employee, Company and any other Released Party, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect.

21. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties.

22. Assignments: Successors and Assigns. Employee agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer or delegation shall be null and void. Employee represents that he has not previously assigned or transferred any claims or rights released by him pursuant to this Agreement.

23. Severability. If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

24. Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of California.

25. Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.


GEOWORKS:                                          EMPLOYEE:

By  /s/ David A. Thatcher                          /s/ David Edward John Crisp
    ------------------------------------           -----------------------------------

Title
     -----------------------------------           -----------------------------------
                                                   Date
Date
    ------------------------------------